QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.2

Certificate of Incorporation, as amended and restated,
of North Coast Energy, Inc.

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NORTH COAST ENERGY, INC.

Adopted in accordance with the provisions
of Section 101 of the
Delaware General Corporation Law

        Pursuant to the provisions of the Delaware General Corporation Law ("DGCL"), the undersigned, duly authorized officer of the Corporation, (i) adopts the following Amended and Restated Certificate of Incorporation of North Coast Energy, Inc., a corporation organized and existing under the laws of the State of Delaware, which amends and restates the Certificate of Incorporation initially filed with the Secretary of State of Delaware on August 30, 1988, and (ii) certifies as follows:

ARTICLE I

NAME

        The name of the corporation is North Coast Energy, Inc. (the "Corporation").

ARTICLE II

ADDRESS

        The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such registered office is Corporation Trust Company.

ARTICLE III

PURPOSE

        The purpose for which the Corporation is organized is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

        A.    The aggregate number of shares of capital stock that the Corporation will have authority to issue is 1,000, all of which will be shares of common stock, par value $.001 per share.

        B.    No stockholder of the Corporation shall, by reason of being a stockholder, have any preemptive right to acquire additional, unissued or treasury shares of the Corporation, or securities convertible into or carrying a right to subscribe for or to acquire any shares of any class of the Corporation now or hereafter authorized.

        C.    No stockholder shall have the right to cumulate votes at any election for directors of the Corporation.

ARTICLE V

CORPORATE MATTERS

        The affairs of the Corporation shall be managed by a Board of Directors. The number of directors of the Corporation shall be from time to time fixed by, or altered in the manner provided in, the Bylaws of the Corporation. The number of directors constituting the initial board of directors is two and the names and addresses of the persons who are to serve as directors until the first annual meeting of the stockholders or until his successor is elected and qualified are:

Name	Address
Douglas H. Miller	12377 Merit Drive, Suite 1700 Dallas, Texas 75251
T. W. Eubank	12377 Merit Drive, Suite 1700 Dallas, Texas 75251

ARTICLE VI

AMENDMENTS

        In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to adopt, amend, and repeal, from time to time, Bylaws of the Corporation.

ARTICLE VII

DURATION OF EXISTENCE

        The Corporation will have a perpetual existence.

ARTICLE VIII

RIGHT TO AMEND

        The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

LIABILITY OF DIRECTORS

        The liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for acts or omissions occurring in their capacity as directors shall be limited to the fullest extent permitted by the laws of the State of Delaware and any other applicable law, as such laws now exist and to such greater extent as they may provide in the future.

        Any repeal or modification of this Certificate shall operate prospectively only and shall not adversely affect the rights existing at the time of such repeal or modification of any of the aforementioned persons.

ARTICLE X

INDEMNIFICATION

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this article to authorize corporate action further limiting or otherwise eliminating the personal liability of directors, then the liability of a director of the Corporation shall be limited or otherwise eliminated to the fullest extent permitted by the DGCL, as so amended.

        Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

* * * * *

        IN WITNESS WHEREOF, North Coast Energy, Inc. has caused the Amended and Restated Certificate of Incorporation to be execute by T.W. Eubank, its president 27th day of January, 2004.

By:	/s/ T. W. Eubank Name: T.W. Eubank Title: President

QuickLinks

  Exhibit 3.2
Certificate of Incorporation, as amended and restated, of North Coast Energy, Inc.
ARTICLE I NAME
ARTICLE II ADDRESS
ARTICLE III PURPOSE
ARTICLE IV CAPITAL STOCK
ARTICLE V CORPORATE MATTERS
ARTICLE VI AMENDMENTS
ARTICLE VII DURATION OF EXISTENCE
ARTICLE VIII RIGHT TO AMEND
ARTICLE IX LIABILITY OF DIRECTORS
ARTICLE X INDEMNIFICATION